UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2014

OCEAN BIO-CHEM, INC.

(Exact name of registrant as specified in charter)

Florida	0-11102	59-1564329
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4041 S.W. 47 Avenue, Fort Lauderdale, Florida 33314

(Address of principal executive offices) (Zip Code)

(954) 587-6280

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17  CFR 240.13e-4(c))

Item 8.01 Other Information

On September 22, 2004, Ocean Bio-Chem, Inc. (the "Company"), its subsidiaries Star Brite Distributing, Inc., a Florida corporation ("Star Brite") and Kinpak, Inc., an Alabama corporation, (together with Star Brite, the "Subsidiaries"), BBL Distributors LLC, a New Jersey limited liability company ("BBL"), and Gregory T. Boyle and Mindy Boyle, principals of BBL (the "BBL Principals"), entered into a settlement agreement (the "Agreement") under which BBL transferred its membership interest in OdorStar Technology LLC, a Florida limited liability company ("Odorstar"), to the Company. Previously, the Company and BBL each had a 50 percent membership interest in Odorstar. As a result of the transaction, Odorstar is now a wholly-owned subsidiary of the Company. The Agreement also is designed to resolve certain disagreements among the parties.

OdorStar owns patents relating to a device for producing chlorine dioxide. Disinfectant products incorporating the device are manufactured and marketed by the Company under the Performacide® brand name. Because the Company has managed OdorStar since its formation in 2010, the Company’s consolidated financial statements have included the accounts of OdorStar since its formation.

Under the Agreement, the Company paid BBL $150,000 in cash and, together with the Subsidiaries, released BBL from indebtedness claimed by the Company in the aggregate amount of approximately $200,000. BBL and the BBL Parties released royalty claims against Star Brite and any rights they may have to the Performacide® trade name.

Under the Agreement, Kinpak has agreed to continue to sell to BBL products containing the device for producing chlorine dioxide on specified terms.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OCEAN BIO-CHEM, INC.

Date: September 26, 2014	By:	/s/Jeffrey S. Barocas
Jeffrey S. Barocas Chief Financial Officer